AMENDMENT NO. 10 TO GUARANTEE AGREEMENT

AMENDMENT NO. 10 (the "Amendment") dated as of June 30, 1996 to that certain Guarantee Agreement dated as of July 12, 1988 as amended by Amendment and Waiver dated as of April 12, 1990, Amendment No. 2 dated as of October 9, 1990, Amendment No. 3 dated as of April 8, 1991, Amendment No. 4 dated March 26, 1992, Amendment No. 5 dated June 9, 1992, Amendment No. 6 dated July 30, 1993, Amendment No. 7 dated March 3, 1994, effective as of December 31, 1993, Waiver and Amendment No. 8 to Guarantee Agreement dated February 10, 1995 and Amendment No. 9 to Guarantee Agreement dated as of June 30, 1995 (as so amended, the "Existing Guarantee") made by EDO CORPORATION, a New York corporation (the "Guarantor") in favor of FLEET BANK, N.A. (formerly NatWest Bank N.A. and hereinafter referred to as the "Bank") (as successor in interest to Manufacturers Hanover Trust Company ("Manufacturers").


W I T N E S S E T H :


WHEREAS, the Guarantor and Manufacturers were parties to the Existing
Guarantee;

WHEREAS, the Bank succeeded to all of Manufacturers' right, title and interest under the Guarantee Agreement pursuant to that certain Assignment and Assumption Agreement dated as of June 8, 1990 between Manufacturers and the Bank;

WHEREAS, the Guarantor has requested that the Bank amend certain provisions of the Existing Guarantee;

WHEREAS, the Bank has agreed to such request subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

  1. The Existing Guarantee is hereby amended as follows:

    (a) Subsection 10(b)(x) is deleted in its entirety and there is substituted therefor the following:

"(x) Limitation on Capital Expenditures. Make any capital expenditures or fixed asset acquisitions, or, without duplication, incur any obligation so to do or permit any Subsidiary so to do, with respect to the Guarantor and its Subsidiaries on a consolidated basis in an amount exceeding (i) $3,500,000 for the fiscal year ending December 31, 1995, (ii) $4,500,000 for the fiscal year ending December 31, 1996, and (iii) $4,000,000 in any fiscal year thereafter. Capital expenditures and fixed asset acquisitions shall be calculated on a non-cumulative basis so that amounts not expended in any fiscal year may not be carried over and expended in subsequent fiscal years."

    (b) Subsection 10(b)(xiv) is deleted in its entirety and there is substituted therefor the following:

"(xiv) Limitations on Acquisitions. Acquire all or any substantial portion of the business, stock or assets of any company or permit any Subsidiary to do any of the foregoing, except that the Guarantor or any Subsidiary may acquire all or any substantial portion of the business, stock or assets of any company if and only if:

             (i) after giving effect thereto, no Event of Default under the Loan Agreement shall have occurred or would exist as a result of such purchase;

             (ii) each such acquisition shall be of assets utilized by the transferor thereof in a line of business related to the Guarantor's business or of capital stock of a corporation substantially all of whose properties consist of such assets;

             (iii) the Guarantor shall have given the Bank not less than thirty
(30) days prior written notice of such proposed acquisition, such notice to include the proposed amount, date and form of the proposed transaction, a reasonable description of the assets or stock to be acquired, a description of the liabilities to be assumed (if any) and the location of all assets to be acquired;

             (iv) concurrently with the consummation of any such acquisition, the Guarantor or its Subsidiary, as the case may be, shall, as additional collateral security for any and all of their respective obligations to the Bank, grant to the Bank a first lien on all of its right, title and interest in and to the acquired assets, if any, by the execution and delivery to the Bank of such agreements, instruments and documents as shall be satisfactory in form and substance to the Bank; and

             (v) the amount of all such acquisitions with respect to the Guarantor and its Subsidiaries on a consolidated basis shall not exceed $10,000,000 in the aggregate and no single acquisition shall be in excess of $5,000,000."

    (c) Subsection 12(a) is amended by deleting the clause "At any time on or after April 1, 1997," and substituting therefor the clause "At any time on or after April 1, 2000,".


  2. In order to induce the Bank to execute and deliver this Amendment No. 10, the Guarantor hereby represents and warrants to the Bank that the representations and warranties set forth in Section 9 of the Existing Guarantee are true and correct as if made on the date hereof except for changes in the ordinary course of business, none of which, singly or in the aggregate, have had a material adverse effect on the business, operations or financial condition of the Guarantor or on the ability of the Guarantor to perform its obligations under the Existing Guarantee and other than as has been publicly reported by the Guarantor in its announcements, releases or filings with the Securities and Exchange Commission; provided, however, that all references to the term "Guarantee" shall be deemed to be references to the Existing Guarantee as amended by this Amendment No. 10.

  3. Defined terms used in this Amendment No. 10 not otherwise defined herein shall have the meanings set forth in the Existing Guarantee unless the context otherwise requires. Except as expressly amended hereby, all of the terms and conditions of the Existing Guarantee shall remain in full force and effect.

  4. This Amendment No. 10 shall be governed by and construed in accordance with the laws of the State of New York and may be executed in any number of counterparts, all of which taken together, shall constitute one and the same document.

  IN WITNESS WHEREOF, the parties hereto have set their signatures as of the date first above written.

                                                  EDO CORPORATION

                                          By:       K. A. Paladino
                                             -----------------------------
                                                Vice President-Finance
                                                    and Treasurer
                                                                     Title


                                                  FLEET BANK, N.A.

                                          By:     Phillip H. Sorace
                                             -----------------------------
                                                    Vice President
                                                                     Title